Exhibit 99.1

Fresh Del Monte Produce Inc.

For more information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
tel: 305-520-8433

www.freshdelmonte.com

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Announces First Quarter

2009 Financial Results

CORAL GABLES, Fla. – April 28, 2009 – Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the first quarter which ended March 27, 2009. Excluding asset impairment and other charges, net, the Company reported earnings per diluted share of $0.56 for the first quarter of 2009, compared with earnings per diluted share of $1.07 in the first quarter of 2008.

Fresh Del Monte’s Chairman and Chief Executive Officer, Mohammad Abu-Ghazaleh said, “We were pleased to see the progress we made toward our long-term initiatives including strong growth and profitability in our global banana business, an increase in volume of our core products, and excellent strategic improvements in our fresh-cut product category during the quarter. While we made progress toward our long-term initiatives, our achievements were overshadowed by a number of challenges during the quarter that negatively affected our financial performance. These challenges included severe weather conditions in our banana and gold pineapple production areas in Costa Rica, and in our banana production areas in Guatemala. These challenges led to disruptions in our operations, a significant decrease in fruit quality, along with higher fruit production and procurement costs. We also experienced a dramatic reduction in our melon category performance, the result of significantly lower melon selling prices, primarily due to an oversupply in the market and the difficult economic environment. In addition, our first quarter results were negatively affected by the strengthening of the U.S. dollar against other currencies.”

Mr. Abu-Ghazaleh added, “As we look forward, we are confident in our ability to deliver the results shareholders have come to expect from Fresh Del Monte. There continues to be a global increase in demand for products that provide consumers with value and are healthy and nutritious. With this in mind, we remain focused on our strategy of maintaining our strong balance sheet, strengthening leadership positions in key products, further building our core product categories, and expanding our brand leadership in world markets. We firmly believe many of the challenges we faced in the quarter were temporary and that our long-term prospects remain bright.”

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Fresh Del Monte Produce Inc.

Condensed Consolidated Statements of Income

(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended
	March 27, 2009	March 28, 2008
Income Statement:

Net sales	$879.7	$894.9
Cost of products sold	795.9	798.0

Gross profit	83.8	96.9

Selling, general and administrative expenses	36.9	39.4
Asset impairment and other charges, net (1)	0.4	4.6

Operating income	46.5	52.9

Interest expense, net	2.5	3.1
Other (expense) income, net	(5.9)	11.6

Income before income taxes	38.1	61.4

Provision for (benefit from) income taxes	2.6	(1.3)

Net income	$35.5	$62.7

Less: Net income (loss) attributable to noncontrolling interests	0.6	(0.9)

Net income attributable to Fresh Del Monte Produce Inc.	$34.9	$63.6

Net income per ordinary share attributable to Fresh Del Monte Produce Inc. - Basic	$0.55	$1.01

Net income per ordinary share attributable to Fresh Del Monte Produce Inc. - Diluted	$0.55	$1.00

Weighted average number of ordinary shares:

Basic	63,553,211	62,859,064

Diluted	63,647,740	63,358,190

Selected Income Statement Data:
Depreciation and amortization	$21.1	$20.6

Non-GAAP Measure:

Reported net income per share - Diluted	$0.55	$1.00
Asset impairment and other charges, net (1)	0.01	0.07

Adjusted net income per share - Diluted	$0.56	$1.07

(1)	Asset impairment and other charges, net, recorded during the first quarter of 2009, relates principally to an impairment charge of the Del Monte ® perpetual, royalty-free brand name license due to lower than expected volumes and pricing related to the United Kingdom beverage products and the reversal of contract termination costs related to the previously announced closing of our Hawaii pineapple operations. Asset impairment and other charges, net, for the first quarter of 2008 related principally to the closure of an under-utilized distribution center and a beverage production facility in the United Kingdom.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries

Business Segment Data

(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	March 27, 2009				March 28, 2008
	Net Sales		Gross Profit		Net Sales		Gross Profit
Segment Data:
Bananas	$361.5	41%	$43.6	52%	$340.1	38%	$30.1	31%
Other Fresh Produce	419.2	48%	27.6	33%	419.0	47%	53.1	55%
Prepared Food	76.8	9%	11.0	13%	101.9	11%	10.0	10%
Other Products and Services	22.2	2%	1.6	2%	33.9	4%	3.7	4%

Total	$879.7	100%	$83.8	100%	$894.9	100%	$96.9	100%

	Quarter ended
	March 27, 2009		March 28, 2008
Net Sales by Geographic Region:
North America	$448.9	51%	$410.9	46%
Europe	235.1	27%	299.8	33%
Asia	105.0	12%	91.3	10%
Middle East	61.3	7%	59.2	7%
Other	29.4	3%	33.7	4%

Total	$879.7	100%	$894.9	100%

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	March 27, 2009	March 28, 2008
Operating activities:
Net income	$35.5	$62.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21.1	20.6
Asset impairment charges	2.0	0.5
Gain on sale of assets	(0.1)	(2.2)
Foreign currency translation adjustment	(1.3)	(4.6)
Other	0.6	—
Changes in operating assets and liabilities:
Receivables	27.3	(59.2)
Inventories	(17.7)	(15.6)
Other current assets	5.9	(8.1)
Accounts payable and accrued expenses	(11.8)	40.2
Other noncurrent assets and liabilities	5.0	7.3

Net cash provided by operating activities	66.5	41.6

Investing activities:
Capital expenditures	(25.5)	(20.8)
Proceeds from sales of assets	0.2	5.3

Net cash used in investing activities	(25.3)	(15.5)

Financing activities:
Net payments on long-term debt	(24.3)	(41.6)
Proceeds from stock options exercised	—	16.5
Payments for additional interest in noncontrolling interest	(1.2)	(1.9)

Net cash used in financing activities	(25.5)	(27.0)

Effect of exchange rate changes on cash	1.2	(0.6)

Net increase (decrease) in cash and cash equivalents	16.9	(1.5)
Cash and cash equivalents, beginning	27.6	30.2

Cash and cash equivalents, ending	$44.5	$28.7

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(U.S. dollars in millions)

	March 27, 2009	December 26, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$44.5	$27.6
Trade accounts receivable	341.2	348.0
Other accounts receivables	44.0	62.0
Inventories	470.5	459.8
Other current assets	82.6	77.2

Total current assets	982.8	974.6

Investment in and advances to unconsolidated companies	8.1	8.0
Property, plant and equipment, net	1,086.3	1,085.2
Goodwill	399.9	401.1
Other noncurrent assets	175.8	182.1

Total assets	$2,652.9	$2,651.0

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$359.3	$379.6
Current portion of long-term debt and capital lease obligations	341.6	358.0
Other current liabilities	36.8	36.8

Total current liabilities	737.7	774.4

Long-term debt and capital lease obligations	151.5	154.8
Other noncurrent liabilities	205.1	207.9

Total liabilities	1,094.3	1,137.1

Total Fresh Del Monte Produce Inc. shareholders’ equity	1,539.9	1,496.9
Noncontrolling interests	18.7	17.0

Total shareholders’ equity	1,558.6	1,513.9

Total liabilities and shareholders’ equity	$2,652.9	$2,651.0

Selected Balance Sheet Data:
Working capital	$245.1	$200.2
Total Debt	$493.1	$512.8

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Fresh Del Monte Produce Inc.

First Quarter 2009 Results

Net sales for the quarter decreased 2% to $879.7 million, compared with $894.9 million in the first quarter of 2008. The $15.2 million decrease in net sales was primarily due to lower sales in the Company’s prepared food business, principally in the U.K. and other products and services business segment. The decline in net sales was partially offset by higher banana selling prices in the North America, Asia-Pacific and Middle East regions, the result of strong demand for bananas and industry-wide banana shortages.

Gross profit for the quarter was $83.8 million, compared with gross profit of $96.9 million in the first quarter of 2008. The 14% decrease in gross profit was primarily due to lower selling prices in the Company’s other fresh produce business segment, primarily the result of a significant decline in melon selling prices in North America and lower gold pineapple selling prices in Europe. The decrease in gross profit was partially offset by higher gross profit in the Company’s banana business segment.

Operating income for the quarter decreased 18% to $46.9 million, compared with $57.5 million in the prior year, excluding asset impairment and other charges, net, for both periods.

Net income for the quarter was $35.3 million, compared with $68.2 million in the first quarter of 2008, excluding asset impairment and other charges, net for both periods. The decrease in net income reflects lower gross profit and a foreign currency loss of $6.1 million in the first quarter of 2009, compared with a foreign currency gain of $10.9 million in the first quarter of 2008, included in other expense, income, net. The decrease in net income during the first quarter of 2009 was partially offset by lower selling, general and administrative expenses.

First Quarter Business Segment Performance

(As reported in business segment data)

Bananas

Net sales increased 6% to $361.5 million during the quarter, primarily the result of increased selling prices in the North America, Asia-Pacific and Middle East regions, partially offset by lower net sales and unfavorable foreign exchange rates in Europe. Worldwide pricing increased 7% to $14.54 per box. Volume was in line with the prior year period. Unit costs increased 3%, primarily driven by higher fruit production and procurement costs. Gross profit rose 45% to $43.6 million.

Other Fresh Produce

Net sales for the quarter were in line with the prior year period at $419.2 million. The net sales increase in the Company’s melon and gold pineapple product categories was partially offset by lower net sales in the Company’s tomato and fresh-cut product categories. Volume increased 18%. Overall pricing for the segment decreased 15%, with a 9% decrease in unit costs. Gross profit decreased $25.5 million to $27.6 million.

•

Gold pineapple – Net sales increased 5% to $106.3 million. Volume increased 20%, primarily due to the Caribana acquisition. Pricing decreased 12%, primarily the result of tightened consumer spending in both North America and Europe, along with unfavorable foreign exchange rates in Europe. Unit cost in gold pineapple increased 5%.

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Fresh Del Monte Produce Inc.

Other Fresh Produce (Continued)

•

Melon – Net sales increased 14% to $79.9 million. Volume increased 40%. Pricing decreased 19% and unit cost decreased 4%. The significant reduction in pricing was primarily driven by an oversupply of melons in the market and the weak economy. These factors had a negative effect on melon gross margin.

•	Fresh-cut – Net sales decreased 13% to $66.6 million. Volume decreased 7%. Pricing declined 7%, primarily due to unfavorable foreign exchange rates in Europe. Unit cost was 11% lower.

•	Non-tropical – Net sales of $100.1 million were in line with last year’s levels. Volume increased 8%. Pricing decreased 8% and unit cost declined 6%.

•	Tomato – Net sales decreased 25% to $30.0 million with a 14% decrease in volume. Pricing decreased 13% and unit cost was 17% lower.

Prepared Food

Net sales decreased 25% to $76.8 million for the first quarter, primarily due to lower net sales in the Company’s canned fruit and beverage product categories, primarily in the U.K., along with the negative impact of unfavorable foreign exchange rates in Europe. Pricing increased 10%, with a 4% increase in unit costs. Gross profit rose by $1.0 million.

Other Products and Services

Net sales decreased 34% to $22.2 million for the quarter; primarily driven by lower net sales in the Company’s third-party freight services and Argentine grain businesses. Gross profit decreased by $2.1 million.

Cash Flow for the Full-Year

Net cash provided by operating activities for the first three months of 2009 was $66.5 million, compared with $41.6 million in the same period of 2008. The increase was principally due to lower accounts receivable balances that resulted primarily from reduced advances to growers, partially offset by higher payments for accounts payable and accrued expenses.

Total Debt

Total debt decreased from $512.8 million at the end of 2008 to $493.1 million at the end of the first quarter of 2009.

Conference Call and Webcast Data

Fresh Del Monte will host a conference call and simultaneous Webcast at 11:00 a.m. Eastern Time today to discuss the 2009 first quarter results and the Company’s outlook. The Webcast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s Web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

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Fresh Del Monte Produce Inc.

Forward-looking Information

This press release contains certain forward-looking statements regarding the intents, beliefs or current expectations of the Company or its officers with respect to various matters. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters, including without limitation (i) the depth and duration of the current global recessionary environment, which could persist throughout and beyond 2009, and the extent to which it may affect the Company’s results, including its ability to command premium prices for certain of the Company’s principal products, and competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to stabilize the financial markets and spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the Company’s anticipated cash needs in light of its liquidity and financing plans, including the planned refinancing of the Company’s revolving credit facility, and the impact of the current constraints in the credit markets on the terms that the Company’s able to obtain, (iv) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (v) the Company’s ability to successfully integrate acquisitions into its operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as the Company’s, particularly if consumers become more price-conscious in the current economic environment, as well as anticipated price and expense levels, the impact of weather on crop quality and yields, the impact of prices for petroleum based products and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the Company’s plans for expansion of its (including through acquisitions) and cost savings, (viii) the impact of foreign currency fluctuations, (ix) the impact of competition and (x) the timing and cost of resolution of pending legal and environmental proceedings. The Company’s actual results may differ materially from those in the forward-looking statements as a result of various important factors, including those described under the caption “Key Information – Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K/A for the year ended December 26, 2008 along with other reports that the Company has on file with the Securities and Exchange Commission.

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